Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 February 3, 2012

$ Autocallable Notes due February 11, 2014 Linked to the Performance of a Basket of Three Currencies Relative to the U.S. Dollar Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek early exit prior to maturity at a premium if the level of the basket is at or above the call level on the review date.  If the Notes are not called, investors are protected at maturity against up to a 30% decline in the level of the basket but will lose some or all of their principal if the basket declines by more than 30% over the term of the Notes.  Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest in exchange for the opportunity to receive a premium payment if the Notes are called.

•                   The review date, and therefore the only call date, is February 11, 2013.

•                   Senior unsecured obligations of Barclays Bank PLC maturing February 11, 20141.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about February 7, 20122 (the “pricing date”) and are expected to issue on February 10, 20122 (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Russian ruble (the “USDRUB” currency exchange rate), (ii) the U.S. dollar and the Mexican peso (the “USDMXN” currency exchange rate) and the U.S. dollar and the Turkish lira (the “USDTRY” currency exchange rate) (each, a “currency exchange rate” and a “basket component”, and each of the Russian ruble, Mexican peso and Turkish lira, a “reference currency”).  The currency exchange rates on any given day, including the pricing date, review date and the final valuation date, will be determined by the calculation agent with reference to the following:

(a)               where the currency exchange rate is “USDRUB”, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the relevant date;

(b)               where the currency exchange rate is “USDMXN”, the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date;  and

(c)               where the currency exchange rate is “USDTRY”, the Turkish lira per U.S. dollar exchange rate which will be determined by the calculation agent with reference to the Turkish lira per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by the U.S. dollar per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date.

Automatic Call:

If on the review date, the basket ending level is greater than or equal to the call level, the Notes will be automatically called for a cash payment per Note determined as set forth under “Call Price” below.

Call Level:	100, which is 100% of the basket starting level.
Call Price:	If the Notes are redeemed pursuant to an Automatic Call, on the Call Settlement Date, you will receive your principal amount plus a call premium equal to 20% of the principal amount of your Notes.
Upside Leverage Factor:	300%
Payment at Maturity:

If the Notes are not called and a mandatory redemption is not triggered, you will receive a payment at maturity determined as follows:

•                 If the reference asset return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the reference asset return multiplied by the upside leverage factor.  Accordingly, if the reference asset return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 x Reference Asset Return x Upside Leverage Factor]

•                 If the reference asset return is equal to or less than 0% and greater than or equal to -30%, you will receive the principal amount of your Notes at maturity.

•                 If the basket ending level declines from the basket starting level by more than 30%, your investment will be fully exposed to any decline in the reference asset.  Accordingly, if the reference asset return is less than -30%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

If the Notes are not subject to an Automatic Call, you will lose some or all of your investment at maturity if basket ending level declines from the basket starting level by more than 30%,

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations —Credit of Issuer” in this free writing prospectus.

Reference Asset Return:	The performance of the reference asset from the basket starting level to the basket ending level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	Set equal to 100 on the pricing date.
Basket Ending Level:

On the review date and on the final valuation date, the basket ending level will be calculated as follows:

100 x [1 + (RUB return x 1/3) + (MXN return x 1/3) + (TRY return x 1/3)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Where,

Initial Rate  = the Initial Rate for each basket component is [•] with respect to USDRUB, [•] with respect to USDMXN and [•] with respect to USDTRY, which, in each case is the currency exchange rate on the pricing date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the review date or the final valuation date, as applicable, determined as described under “Reference Asset” above.

Call Settlement Date:	If the Notes are subject to an Automatic Call, payment will be made on the fifth business day after the review date.
Review Date:	February 11, 2013
Final Valuation Date[1]:	February 6, 2014
Maturity Date[1]:	February 11, 2014
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KN80 and US06738KN803

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]

Expected. In the event we make any change to the expected pricing date and settlement date, the review dates, including the final valuation date, and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[3]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately     %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•     Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized on the call settlement date or at maturity for a range of movements in the basket.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment upon an automatic call or at maturity, as applicable, per $1,000 principal amount Note to $1,000. There will be only one payment on the Notes whether called or at maturity.  An entry of “N/A” indicates that the Notes would not be called on the applicable review date and no payment would be made for such date.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The examples below do not take into account any tax consequences from investing in the Notes.

		Notes are called on Review Date		Notes are not called on Review Date

Basket Ending Level at Review Date	Reference Asset Appreciation/ Depreciation at Review Date	Total Return	Payment on Call Settlement Date	Reference Asset Return	Total Return	Payment at Maturity

115	15.00%	20.00%	$1,200.00	15.00%	45.00%	$1,450.00
110	10.00%	20.00%	$1,200.00	10.00%	30.00%	$1,300.00
105	5.00%	20.00%	$1,200.00	5.00%	15.00%	$1,150.00
100	0.00%	20.00%	$1,200.00	0.00%	0.00%	$1,000.00
95	-5.00%	NA	NA	-5.00%	0.00%	$1,000.00
90	-10.00%	NA	NA	-10.00%	0.00%	$1,000.00
85	-15.00%	NA	NA	-15.00%	0.00%	$1,000.00
80	-20.00%	NA	NA	-20.00%	0.00%	$1,000.00
70	-30.00%	NA	NA	-30.00%	0.00%	$1,000.00
60	-40.00%	NA	NA	-40.00%	-40.00%	$600.00
50	-50.00%	NA	NA	-50.00%	-50.00%	$500.00
40	-60.00%	NA	NA	-60.00%	-60.00%	$400.00
30	-70.00%	NA	NA	-70.00%	-70.00%	$300.00
20	-80.00%	NA	NA	-80.00%	-80.00%	$200.00
10	-90.00%	NA	NA	-90.00%	-90.00%	$100.00
0	-100.00%	NA	NA	-100.00%	-100.00%	$0.00

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:   As of the review date, the Russian ruble, Mexican peso and Turkish lira have strengthened against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Review Date	Weight	Currency Performance

USDRUB	30.1827	22.6370	1/3	25.00%
USDMXN	12.8013	6.40065	1/3	50.00%
USDTRY	1.7573	1.493705	1/3	15.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (25.00% x 1/3) + (50.00% x 1/3) + (15.00% x 1/3)] = 130

Because the basket ending level is greater than or equal to the call level of 100 on the review date, the Notes will be automatically called for a cash payment per Note calculated as follows:

$1,000 + [$1,000 x 20%] = $1,200.00

Example 2(a): As of the review date, the Russian ruble, Mexican peso and Turkish lira have weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

FWP-1

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Review Date	Weight	Currency Performance

USDRUB	30.1827	30.9373	1/3	-2.50%
USDMXN	12.8013	13.441365	1/3	-5.00%
USDTRY	1.7573	1.8890975	1/3	-7.50%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-2.50% x 1/3) + (-5.00% x 1/3) + (-7.50% x 1/3)] = 95

Because the basket ending level is less than the call level of 100 on the review date, the Notes will not be called.

Example 2(b): As of the final valuation date, the Russian ruble and Mexican peso have strengthened against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Turkish lira has weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Final Valuation Date	Weight	Currency Performance

USDRUB	30.1827	25.6553	1/3	15.00%
USDMXN	12.8013	12.161235	1/3	5.00%
USDTRY	1.7573	1.845165	1/3	-5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (15.00% x 1/3) + (5.00% x 1/3) + (-5.00% x 1/3)] = 105

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= 5.00%

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 5.00% is greater than 0%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return x Upside Leverage Factor] = $1,000 + [$1,000 x 5.00% x 300%] = $1,150.00

Therefore, the payment at maturity is $1,150.00 per $1,000 principal amount Note, representing a 15% return on investment over the term of the Notes.

Example 3(a): As of the review date, the Mexican peso has strengthened against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Russian ruble

FWP-2

and Turkish lira have weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Review Date	Weight	Currency Performance

USDRUB	30.1827	34.7101	1/3	-15.00%
USDMXN	12.8013	12.161235	1/3	5.00%
USDTRY	1.7573	2.10876	1/3	-20.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-15.00% x 1/3) + (5.00% x 1/3) + (-20.00% x 1/3)] = 90

Because the basket ending level is less than the call level of 100 on the review date, the Notes will not be called.

Example 3(b):  As of the final valuation date, the Turkish lira has strengthened against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Russian ruble and Mexican peso have weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Final Valuation Date	Weight	Currency Performance

USDRUB	30.1827	34.7101	1/3	-15.00%
USDMXN	12.8013	13.441365	1/3	-5.00%
USDTRY	1.7573	1.669435	1/3	5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-15.00% x 1/3) + (-5.00% x 1/3) + (5.00% x 1/3)] = 95

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= -5.00%

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is equal to or less than 0% and greater than or equal to -30%, the investor will receive the principal amount of the Notes at maturity.

FWP-3

Example 4(a): As of the review date, the Mexican peso has strengthened against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Russian ruble and Turkish lira have weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Review Date	Weight	Currency Performance
USDRUB	30.1827	34.7101	1/3	-15.00%
USDMXN	12.8013	12.161235	1/3	5.00%
USDTRY	1.7573	2.10876	1/3	-20.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-15.00% x 1/3) + (5.00% x 1/3) + (-20.00% x 1/3)] = 90

Because the basket ending level is less than the call level of 100 on the review date, the Notes will not be called.

Example 4(b):  As of the final valuation date, the Russian ruble, Mexican peso and Turkish lira have weakened against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate on Final Valuation Date	Weight	Currency Performance
USDRUB	30.1827	49.8015	1/3	-65.00%
USDMXN	12.8013	19.20195	1/3	-50.00%
USDTRY	1.7573	2.372355	1/3	-35.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-65.00% x 1/3) + (-50.00% x 1/3) + (-35.00% x 1/3)] = 50

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

= -50.00%

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is less than -30%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

FWP-4

$1,000 + [$1,000 x Reference Asset Return] = $1,000 + [$1,000 x -50%] = $500.00

Therefore, the payment at maturity is $500.00 per $1,000 principal amount Note, representing a 50% loss on investment over the term of the Notes.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments— The payment at maturity, the final valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

o                 For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Appreciation Potential—If on the review date the basket ending level is greater than or equal to the call level, your investment will yield a return on the Notes of 20.00%.

•                  Potential Early Exit with Appreciation as a Result of Automatic Call Feature—While the original term of the Notes is 2 years, the Notes will be called before maturity if the basket ending level is at or above the call level on the review date, and you will be entitled to the applicable premium payment set forth on the cover of this free writing prospectus.

•                  Limited Protection Against Loss— If the Notes are not called, your payment at maturity of the principal amount of the Notes is protected against a decline in the basket ending level, as compared to the basket starting level, of up to 30%.  If the basket ending level declines from the basket starting level by more than 30%, you will lose an amount equal to 1% (or a fraction thereof) of the principal amount of your Notes for every 1% (or a fraction thereof) that the basket ending level is below the basket starting level. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize exchange gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss will generally be exchange gain or loss.  Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss.  If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year.  More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss.  We believe that it would be reasonable to take the position that the Notes should be treated as a “similar

FWP-5

financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes.  You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement.  Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met:  (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language:  “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”.  Your election may not be effective if you do not comply with the election and verification requirements.  You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds.  Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations.  For individuals and trusts, this loss threshold is $50,000 in any single taxable year.  For other types of taxpayers and other types of losses, the thresholds are higher.  You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  It is also possible that the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes.  Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros).  We do not believe the Notes are economically equivalent to deposits in the reference currencies, however, because (a) the Notes do not provide for accruals of interest, (b) the performance of the Notes is linked to a basket of currencies, rather than a single currency, (c) the return on the Notes increases either (i) by a digital amount if a mandatory redemption is triggered or (ii) if mandatory redemption is not triggered, by [$3.00] for each $1 increase in the value of the basket components (i.e., the Notes are “leveraged”), and (d) the return on the Notes does not decrease as the value of the basket components decreases until the decrease exceeds [30] percent and thereafter the Notes decrease by $1 for each $1 decrease in the value of the basket components that is in excess of the initial value of the basket components (i.e., the Notes feature a “trigger”).  We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Notes.  The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Notes.  Under one such

FWP-6

view, it is possible that your Notes could be treated as one or more debt instruments denominated in the reference currencies.  If your Notes are so treated, it is possible that (i) you could be required to accrue interest with respect to the Notes on a current basis even though you will not receive any payments from us until redemption or maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Notes could be ordinary gain or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference currencies.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected” and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—  The return on the Notes is linked to the bullish performance of the Russian ruble, Mexican peso and Turkish lira relative to the U.S. dollar and will depend on the basket ending level on the review date and/or the maturity date.  If the Notes are not called and the basket ending level declines by more than 30% compared to the basket starting level, you will be fully exposed to any decline in the basket and may lose up to 100% of your initial investment.

•                  Limited Return on the Notes—If the Notes are called, your potential gain on the Notes will be limited to the call premium, as set forth on the cover of this free writing prospectus, regardless of the appreciation of the reference asset, which may be significant.  In addition, the level of the basket at various times during the term of the Notes could be higher than on the review date or the final valuation date, and you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the reference asset.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

FWP-7

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale, redemption or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above.  However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract with respect to the basket components and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income.  You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

•                  Reinvestment risk — If your Notes are automatically called prior to the final valuation date, the term of the Notes could be as short as 1 year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the maturity date.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the reference asset;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Emerging Markets Risk— An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies — The Notes are linked to the performance of the reference currencies relative to the U.S. dollar.  The performance of the basket will be based on the appreciation or depreciation of the basket as a whole.  Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude.  The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

FWP-8

•                  The Payment on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Review Date or the Final Valuation Date —The basket ending level will be based solely on the currency exchange rates comprising the basket as of the review date or the final valuation date, as applicable, relative to the respective Initial Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the review date or final valuation date, as applicable, the payment on the Notes may be significantly less than it would otherwise have been had the payment been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the review date or final valuation date, you will not benefit from the currency exchange rates at any time other than the review date or final valuation date, as applicable.

•                  Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the reference currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.

Historical Information

The following graphs set forth the historical performance of the USDRUB, USDMXN and USDTRY currency exchange rates from January 1, 2001 through February 2, 2012 (based on the daily, closing spot exchange rates from Bloomberg L.P.).  On February 2, 2012, such closing spot exchange rates of USDRUB, USDMXN and USDTRY were  30.1827, 12.8013 and 1.7573, respectively.

We obtained the information regarding the currency exchange rates of USDRUB, USDMXN and USDTRY below from Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical performance of the closing currency exchange rates USDRUB, USDMXN and USDTRY should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on any day during the term of the Notes, including the review date or the final valuation date.  We cannot give you assurance that the performance of the USDRUB, USDMXN and USDTRY currency exchange rates will result in a return of any of your initial investment.

FWP-9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $15.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

FWP-11